Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Lindblad Expeditions Holdings, Inc. on Form S-3 of our report dated February 26, 2020, with respect to our audits of the consolidated financial statements and related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows of Lindblad Expeditions Holdings, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018, and 2017 and our report dated February 26, 2020 with respect to our audit of internal control over financial reporting of Lindblad Expeditions Holdings, Inc. and Subsidiaries as of December 31, 2019 appearing in the Annual Report on Form 10-K of Lindblad Expeditions Holdings, Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2019, using the modified retrospective approach.

/s/ Marcum llp

Marcum llp

Melville, NY

September 18, 2020